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Memory Pharmaceuticals Regains Compliance with NASDAQ Market Capitalization Requirement

MONTVALE, N.J., December 16, 2008 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that the NASDAQ Listing and Hearing Review Council has determined that the Company has demonstrated compliance with The NASDAQ Capital Market requirement for market value of listed securities. As a result, the Company’s securities will continue to trade on The NASDAQ Capital Market pending a determination by the NASDAQ Listing Qualifications Panel regarding the Company’s compliance with the minimum bid price requirement.

In October 2008, NASDAQ temporarily suspended its minimum bid price requirement due to extraordinary market conditions. As part of this temporary suspension, the Panel granted Memory Pharmaceuticals until February 2, 2009 to regain compliance with the minimum bid price requirement.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: the possibility that the Company’s acquisition by Roche will not be completed, obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Capital Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.